UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 8, 2021

NORDSTROM, INC.

(Exact name of registrant as specified in its charter)

Washington	001-15059	91-0515058
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1617 Sixth Avenue, Seattle, Washington 98101

(Address of principal executive offices)

Registrant’s telephone number, including area code (206) 628-2111

Inapplicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, without par value	JWN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 8, 2021, Nordstrom, Inc. (the “Company”) issued $250 million aggregate principal amount of 2.300% Senior Notes due 2024 (the “2024 Notes”) and $425 million aggregate principal amount of 4.250% Senior Notes due 2031 (the “2031 Notes”, and together with the 2024 Notes, the “Notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or to non-U.S. investors in reliance on Regulation S under the Securities Act. The Notes were issued under an Indenture (the “Indenture”) dated as of December 3, 2007 between the Company and Wells Fargo Bank, National Association, as trustee.

The 2024 Notes bear interest at a fixed rate of 2.300% per year, payable semi-annually in arrears on April 8 and October 8 of each year, beginning on October 8, 2021. The 2031 Notes bear interest at a fixed rate of 4.250% per year, payable semi-annually in arrears on February 1 and August 1 of each year, beginning on August 1, 2021. The 2024 Notes and the 2031 Notes are senior, unsecured obligations of the Company, and will mature on April 8, 2024 and August 1, 2031, respectively, unless earlier repurchased or redeemed in accordance with their terms. The Company may redeem the Notes, at any time in whole or from time to time in part, at its option, at the applicable redemption prices set forth in the Notes. Additionally, upon the occurrence of certain change of control triggering events, the Company will be required, unless it has exercised its right to redeem such series of Notes, to offer to purchase the Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to, but not including, the purchase date. The Indenture sets forth certain events of default after which the Notes may be declared immediately due and payable and sets forth certain types of bankruptcy or insolvency events of default involving the Company. A copy of the Indenture was attached as Exhibit 4.3 to the Company’s Annual Report on Form 10-K for fiscal year 2020.

Item 2.04.	Triggering Event That Accelerates or Increases a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On March 24, 2021, the Company issued a conditional notice of redemption to redeem in full the outstanding $600 million aggregate principal amount of its outstanding 8.750% Senior Secured Notes due 2025 (the “2025 Notes”). The redemption is expected to occur on April 24, 2021 (the “Redemption Date”), subject to satisfaction or waiver by the Company of a condition that it have completed one or more debt financings on terms and conditions satisfactory to the Company, in its sole discretion, generating sufficient net cash proceeds, together with cash on hand, to fund the aggregate redemption price on the redemption date. The 2025 Notes were issued under an Indenture, dated as of April 16, 2020, among the Company, Wells Fargo Bank, National Association, as Trustee (as defined therein) and the guarantors party thereto (the “2025 Notes Indenture”). The redemption price for the 2025 Notes is equal to 100% of the principal amount plus accrued and unpaid interest to, but not including the Redemption Date estimated to be approximately $23 million, plus a “make-whole” premium estimated to be approximately $78 million.

Upon the issuance of the Notes on April 8, 2021, the condition to the redemption of the 2025 Notes has been satisfied.

ITEM 8.01.	Other Events

On April 8, 2021, the Company announced the closing of its offerings of the Notes in a press release, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01.	Financial Statements and Exhibits

99.1	Press release entitled “Nordstrom, Inc. Announces Closing of $675 Million of Senior Unsecured Notes” issued by Nordstrom, Inc. on April 8, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORDSTROM, INC.
(Registrant)

/s/ Ann Munson Steines
Ann Munson Steines
Executive Vice President,
General Counsel and Corporate Secretary

Date: April 8, 2021